AGREEMENT                               Exhibit 1

         THIS AGREEMENT (hereinafter the "Agreement") is made and entered into as of the 17th day of May, 2000 ("Effective Date"), by and between Auric Minerals Corporation (hereinafter referred to as "Auric"), a Nevada corporation, and Corporacion de La Fonda (hereinafter referred to as "La Fonda"), a New Mexico corporation (hereinafter together sometimes referred to as the "Parties"), upon the following premises:

                                    Premises
                                    --------

         A. Auric is the holder of a total of 9,200 shares of common stock of La Fonda (the "Common Stock").

         B. Auric is in the process of changing management and its business direction, and, in doing so, is interested in selling the Common Stock to La Fonda.

         C. La Fonda is interested in purchasing the Common Stock on the terms set forth herein.

                                    Agreement
                                    ---------

         NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Incorporated by Reference.
         --------------------------

         The above recitals are incorporated herein by this reference.

2.       Terms of Purchase and Sale.
         --------------------------

         Upon the terms and subject to the conditions herein stated, Auric and La Fonda agree as follows:

         2.1 La Fonda will purchase the Common Stock from Auric, and Auric will sell to La Fonda the Common Stock, at a total purchase price of $1,303,548, and other consideration, as follows:

                  a) The sum of $103,548 shall be immediately due and payable, by wire transfer of funds to Auric's account, upon execution of this Agreement;

                  b) The sum of $1,200,000 shall be due and payable in full within thirty (30) days of execution of this Agreement; and

                  c) La Fonda shall also grant to Auric the use of rooms in the hotel for a period of ten (10) years, as set forth in paragraph 2.5 below.

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         2.2      Contemporaneously  with the  execution  and  delivery  of this
Agreement:

                  a) La Fonda shall immediately wire transfer to Auric, at its bank account, good funds in the amount of $103,548;

                  b) Auric shall deliver to La Fonda, immediately upon receipt of the payment in subparagraph (a) above, a stock certificate or certificates, representing the Common Stock; and

                  c) Auric shall deliver to James C. Lewis, counsel for Auric, a stock power, authorizing the transfer of the Common Stock to La Fonda, immediately upon receipt of the payment of $1,200,000 described in paragraph 2.1 above. Such stock power shall be delivered to La Fonda immediately upon receipt of such $1,200,000 payment.

         2.3 If La Fonda fails to timely make the payment of $1,200,000 set forth in paragraph 2.1 above, or fails to perform its obligations hereunder in any other material respect, La Fonda shall immediately return to Auric the stock certificate(s) representing the Common Stock.

         2.4 Upon execution of this Agreement, and transfer of the certificate(s) representing the Common Stock, and until La Fonda fails to perform as set forth in paragraph 2.3 above, La Fonda shall be the owner of the Common Stock, with all of the incidents thereto, including, but not limited to, voting rights and rights to dividends. If La Fonda fails to timely make the payment of $1,200,000 set forth above, the ownership of the Common Stock shall immediately and automatically revert to Auric.

         2.5 As described in paragraph 2.1 above, La Fonda agrees to provide two rooms having a current value of $200 per night, at the Hotel de La Fonda owned by La Fonda, for 30 days each year, for a period of ten (10) years. Auric may vary the date(s) for use of rooms, subject to availability due only to prior customer reservations.

3.       Representations and Warranties of Auric.
         ----------------------------------------

         3.1 Auric is the owner of the Common Stock and the Common Stock is fully paid and nonassessable, free of any liens, judgments, encumbrances, security agreements, options, claims, charges or other contractual restrictions, except as set forth in this agreement.

         3.2 There is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending to which Auric is a party, or to the best knowledge of Auric, which is threatened against Auric, to which an adverse determination could result in a lien, encumbrance, claim or other charge or restriction being placed on the Common Stock or any part thereof.

         3.3 Auric has the legal right, power and authority to enter into this Agreement, and to consummate the transactions contemplated herein, and the execution, delivery and performance thereof by Auric do not require the consent or approval of any governmental body, agency or authority which has not been obtained.

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4.       Representations and Warranties of La Fonda.
         ------------------------------------------

         La Fonda represents and warrants as follows:

         4.1 La Fonda has the legal right, power and authority to enter into this Agreement, and to consummate the transactions contemplated herein, and the execution, delivery and performance thereof by La Fonda do not require the consent or approval of any governmental body, agency or authority which has not been obtained..

         4.2 To the best knowledge of La Fonda, there are no contracts or arrangements between La Fonda and/ or any of its officers, directors or shareholders, which would prohibit or restrict, in any way, the transaction contemplated by this Agreement.

5.       Miscellaneous Covenants and Agreements.

         5.1 Expenses of Sale. The Parties agree that each of them shall bear its own direct and indirect expenses incurred in connection with the negotiations and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

         5.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New Mexico. Any action or proceeding brought be any party against another arising out of or related to this Agreement shall be brought in a state or federal court of competent subject matter jurisdiction located within Santa Fe, New Mexico, and each of the Parties to this Agreement consents to the personal jurisdiction of those courts.

         5.3 Survival of Representations, Warranties and Covenants. Unless otherwise specifically indicated, all representations, warranties and covenants contained herein or made pursuant to this Agreement shall survive the Closing and shall continue in full force and effect to the extent necessary to effectuate the purposes of this Agreement.

         5.4 Binding Effect. Except as specifically otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto.

         5.5 Entire Agreement. This Agreement and any ancillary agreements or other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representation, warranties or covenants except as specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         5.6 Notices.  All  notices  and  other   communications   required  or
permitted under this Agreement shall be in writing and shall be delivered personally or mailed by first class mail,

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postage prepaid,  with notice to be effective upon such delivery or mailing, and shall addressed as follows:

If to Auric:

         Auric Minerals Corporation
         c/o Jim Fouts

         P.O. Box 7070
         Monroe, LA 71203-3015

With a copy to:

         James C. Lewis
         Lewis Law Offices
         10 West 100 South, #600

         Salt Lake City, Utah 84101

If to La Fonda:

         Corporacion de La Fonda
         Attn: Sam Ballen

         Box 2263
         Santa Fe, New Mexico 87504

With a   copy to:

         James Compton
         The Business Law Firm
         7005 Prospect Place NE
         Albuquerque, NM 87110

         Either party may, by written direction to the other, change the address to which said notice shall be sent.

         5.7 Publicity. No press or publicity releases or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by Seller and Buyer.

         5.8 Confidentiality. The Parties shall honor all confidentiality agreements currently in place between or among them, which agreements survive any termination of this Agreement.

         5.9 Attorney's Fees. In the event of a default, the defaulting party shall pay all costs and attorney's fees that the non-defaulting party establishes were reasonably incurred by the non- defaulting party in enforcing its rights under the terms of this Agreement, regardless of whether or not suit is filed. Notwithstanding the foregoing, each party shall first give thirty (30)


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days notice of any claimed  default,  specifying the default,  and no such costs and attorney's fees may be charged if the default is cured or corrected within such thirty (30) day period.

         5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         5.11 Severability. The Parties agree that if any provision of this Agreement is capable of two constructions, one which would render the provision illegal or otherwise voidable or unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed simply according to its fair meaning and not strictly against the Parties. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies in force. If any provision is nonetheless held to be void or unenforceable, all of the others shall remain in full force and effect.

         5.12 Injunctive and Equitable Relief. Parties recognize that in the event of a breach of the terms of this Agreement that damages may not always be an adequate remedy, and therefore stipulate that injunctive or other equitable relief shall be available to the non-breaching party.

         5.13 Assignment. Neither this Agreement nor any right under this Agreement nor interest in this Agreement may be assigned by either party without the prior express written consent of the other party, which may be withheld at such other party's absolute discretion.

         5.14 Waiver. Any waiver of any provision of this contract or of any right by any party to this contract at any time shall not be construed as a wavier or bar of any such right or provision at any future time, unless expressly stated in writing.

         IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

                                            SELLER:
                                            AURIC MINERALS CORPORATION

                                            By /s/ James F. Fouts
                                              -------------------
                                                James F. Fouts, President

                                            BUYER:
                                            CORPORACION De LA FONDA

                                            By /s/ Sam Ballen
                                               --------------
                                               Sam Ballen, Chairman

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